Exhibit 4.3

The following is a summary of amendments to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, dated December 11, 2006:

•	The following additional events satisfy the safe harbor for a hardship distribution effective for plan years beginning January 1, 2006.
°	Funeral expenses for the employee's deceased parent, spouse, children or dependents; and
°	Expenses for the repair of damage to the employee's principal residence that qualify for the casualty loss deduction.